Exhibit 10.6

January 29, 2026

To:

Comtrafo Indústria de Transformadores Elétricos S.A. Irineu Minato, Stockholder Representative

Re: Amendment No. 1 to Stock Exchange Agreement

Dear Irineu:

Reference is made to that certain Stock Exchange Agreement by and among Comtrafo Indústria de Transformadores Elétricos S.A. (the “Company”), Mardin Participações Ltda. (the “Buyer”), the Stockholders, and the other parties named therein (the “Agreement”), pursuant to which the Buyer acquired from the Stockholders, directly or indirectly, all issued and outstanding equity interests of the Target Companies, including the Company. Capitalized terms used but not otherwise defined herein (this “Amendment”) have the meanings given to them in the Agreement.

The Parties acknowledge that the Closing occurred on December 5, 2025, and desire to amend the Agreement as set forth below to reflect their mutual understanding regarding the financial accounting treatment of, and allocation of certain Taxes with respect to, transactions occurring in the Ordinary Course of Business as of or after 12:01am BRT on the Closing Date (collectively, “Closing Date Transactions”).

For the avoidance of doubt, Closing Date Transactions specifically excludes any one or more transactions arising from, related to, or otherwise consummated or effected in connection with or pursuant to the Agreement, including without limitation, (i) any transaction effected or executed respecting or as part of the Pre-Closing Reorganization, (ii) the capitalization and share subscription in the Company by AMSC Brazil under Section 1.5(a)(i) of the Agreement, (iii) the sale, acquisition, lease, transfer or disposition of any Real Property, Intellectual Property, or the Arim Assets, (iv) any transactions which are the subject of or relate to the payment of any Company Expenses, (v) the termination of any Affiliate Transactions, (vi) the retirement, extinguishment, forbearance or payment (whether partial or in full) of any Indebtedness, (vii) payments to, or consideration or compensation received by the Stockholders in connection with the Pre-Closing Reorganization, Closing or any of the transactions arising from, related to, or consummated in connection with, under or pursuant to the Agreement, or (vii) or any other transactions or tax elections made by, between, among or involving, the Stockholders, Stockholder Group Members, or their Affiliates.

1.	Accounting Cut-Off

Except as expressly provided under the Agreement, and solely for purposes of Buyer preparing the Company’s financial statements, the books and records of the Company shall be treated as closed as of 12:01 a.m. BRT on December 5, 2025, and that the Closing Date Transactions shall be treated as occurring after the Closing solely for such purposes. For the avoidance of doubt, the Parties hereby agree and acknowledge that the Stockholders are not responsible nor have participated or rendered advice regarding the accounting treatment of the Closing Date Transactions or any aspect for preparing any financial statements of the Company covering any periods after the Closing.

2.	Tax Matters

Notwithstanding Section 5.4(a)(ii) of the Agreement, the Buyer acknowledges and agrees that (i) any sales, value added or similar Taxes which are imposed on the Company or for which the Company is liable in specific respect of any Closing Date Transaction, and (ii) Taxes payable by the Company on the Company’s revenue or income specifically attributable to the Closing Date Transactions (collectively, “Closing Date Transaction Taxes”) shall not constitute Unpaid Income Tax Liabilities and shall be excluded from the Special Reps and Indemnities. For the avoidance of doubt, (i)the allocation of responsibility and liability for all other Taxes (including Taxes attributable to the Pre-Closing Reorganization, any periods prior to Closing, or any taxable periods which commence prior to Closing but conclude thereafter) shall otherwise remain governed exclusively by the terms of the Agreement (including Section 5.4), which remain unchanged; and (ii) any other indemnity provisions under the Agreement not expressly amended hereby remain unchanged and effective pursuant to the Agreement.

3.	No Change to Other Provisions

For the avoidance of doubt, (i) this Amendment is intended only to address the accounting treatment and tax matters described above, and does not amend or modify the actual time at which the Closing occurred under the Agreement; (ii) nothing in this Amendment changes the time as of which any representation, warranty, or covenant in the Agreement is made or deemed made; and

(iii) except as expressly provided in Section 2 above, any matter to be determined or any calculation to be performed on or measured with respect to any specific date or time shall remain unchanged (including, without limitation, determination of Company Cash, or except as expressly provided under Section 2 above, allocation of responsibility or liability for any Taxes under the Agreement).

4.	Miscellaneous

This Amendment shall be deemed to form part of, and be incorporated into, the Agreement. From and after the date hereof, any reference to the “Agreement” shall be deemed to be a reference to the Agreement as amended by this Amendment. Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control solely with respect to the matters expressly set forth in Sections 1 and 2 above. This Amendment shall be governed by, and construed in accordance with, the laws governing the Agreement. This Amendment may be executed in counterparts (including by electronic or .pdf signature), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

STOCKHOLDER REPRESENTATIVE

Signature: /s/ Irineu Minato

Printed Name:

Irineu Minato

Date:

30 January 2026

MARDIN PARTICIPAÇÕES LTDA.

Signature: /s/ Felipe Gabriel Machado Cargnin /s/ Marco Antônio Junqueira de Arantes

Printed Name:

Felipe Gabriel Machado Cargnin Marco Antônio Junqueira de Arantes

Date:

30 January 2026

COMTRAFO INDÚSTRIA DE TRANSFORMADORES ELÉTRICOS

Signature: /s/ Ademar Minato /s/ Irineu Minato

Printed Name:

Ademar Minato

Irineu Minato

Date:

30 January 2026